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                                                                   EXHIBIT 99.1



NEW YORK, Jan. 4/PRNews wire/ -- PennCorp Financial Group, Inc. (NYSE: PFG) today announced that it and certain of its subsidiaries have entered into a definitive agreement to sell PennCorp's Career Sales Division and related assets to Universal American Financial Corp. (Nasdaq: UHCO). The purchase price is $175 million, consisting of $136 million in cash, subject to adjustment, and $39 million initial principal amount of subordinated notes of Universal American. The subordinated notes will bear interest at a rate of 8% per annum and will mature 10 years from the date of issuance. Interest on the notes may be paid in cash or, at the option of Universal American, through the issuance of additional subordinated notes. The accreted value of the notes will be subject to offset in the event of adverse development (or subject to increase in the event of positive development) in the disability income claim reserves of Pennsylvania Life Insurance Company, one of the companies included in the Career Sales Division, and may be offset for other indemnification claims under the purchase and sale agreement.

In addition, PennCorp announced that its subsidiary, Pacific Life and Accident Insurance Company, has entered into a definitive agreement to sell its worksite insurance subsidiary Professional Insurance Company to GE Capital's GE Financial Assurance Holdings, Inc. ("GEFAH") for $47.5 million in cash plus interest through the closing date. The purchase price is subject to an adjustment based on Professional's capital and surplus at the closing date. Closing of the sale of Professional is subject to certain conditions, including: receipt of insurance department approvals; expiration of the waiting period under federal antitrust laws; and delivery and review of certain underwriting experience reports and of audited financial statements for Professional. PennCorp currently expects that it would realize net cash proceeds (after capital and surplus adjustments, settlement of intercompany liabilities and payment of transaction expenses) of approximately $40 million.

PennCorp also announced that it and an affiliate have sold their common stock investment in ACO Brokerage Holdings Corp., the parent company of Acordia, Inc. This sale, combined with the receipt of $1.0 million in financial settlement of the escrow account established in connection with the earlier sale by PennCorp of its preferred stock investment in ACO Brokerage Holdings for $21.0 million, resulted in approximately $11.9 million of additional cash proceeds to PennCorp and its affiliate.

The Company is currently marketing for potential sale United Life and Annuity Insurance Company. Initial due diligence has occurred and the Company is expecting final expressions of interest from a group of potential strategic purchasers shortly. The Company intends to evaluate these bids with a view to negotiating a definitive agreement with a purchaser if an acceptable bid is received.

Finally, PennCorp announced that it closed its office in New York City on December 31, 1998. Substantially all of the Bethesda, Md. operations have been consolidated into Dallas and the Bethesda office will close upon termination of the lease in May, 1999.

Keith Maib, President and Chief Executive Officer of PennCorp stated, "Selling the Career Sales Division and Professional Insurance Company will simplify PennCorp's operations and business mix, provide the Company with cash to pay down debt and allow the Company to focus its time and resources on its core group of companies consolidated in Texas, principally Southwestern Life Insurance Company, American-Amicable Life Insurance Company of Texas, and Security Life and Trust Insurance Company."

The net cash proceeds that PennCorp will receive from the Career Sales Division transaction will depend upon the capital and surplus levels of the divested insurance companies as of the closing date and will be affected by the amounts that PennCorp is required to pay to settle intercompany and other liabilities, we well as expenses associated

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with the transaction. PennCorp currently expects that it would realize net cash proceeds of approximately $75 million.

Consummation of the sale of the Career Sales Division is subject to several conditions, including: insurance department approval; expiration or early termination of the waiting period under federal antitrust laws; approval by the stockholders of Universal American of an amendment to its charter, satisfactory conclusion of a review by Universal American of the claims reserves of Pennsylvania Life; delivery of audited financial statements of the Career Sales division; and maintenance by the relevant insurance companies of a rating from AM Best and Company of at least B+ (which is the current AM Best rating), or assurances satisfactory to Universal American that the rating will be at least B+ on or immediately after closing.

The Career Sales Division consists of Pennsylvania Life Insurance Company, Union Bankers Insurance Company, Peninsular Life Insurance Company, PennCorp Life Insurance Company, Constitution Life Insurance Company, Marquette National Life Insurance Company, PennCorp Financial, Inc. and substantially all of the assets of PennCorp Financial Services, Inc.

The parties expect both the Career Sales Division and the Professional transactions to close prior to the end of the second quarter of 1999.

PennCorp Financial Group, Inc. is an insurance holding company. Through its subsidiaries, the Company underwrites and markets life insurance and accident and sickness insurance to the middle market through the United States and Canada.

Cautionary Statement for purposes of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995: All statements in this press release including words such as "anticipate," "believe," "plan," "estimate," "expect," "intend" and other similar expressions constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors contemplated by the forward-looking statements. Such factors include, among other things: (1) general economic conditions and other factors, including prevailing interest rate levels and stock market performance, which may affect the ability of PennCorp to sell its products, the market value of PennCorp's investments and the lapse rate and profitability of policies; (2) PennCorp's ability to achieve anticipated levels of operational efficiencies and cost-saving initiatives; (3) customer response to new products, distribution channels and marketing initiatives; (4) mortality, morbidity and other factors which may affect the profitability of PennCorp's insurance products; (5) changes in the Federal income tax laws and regulations which may affect the relative tax advantages of some of PennCorp's products; (6) increasing competition in the sale of insurance and annuities; (7) regulatory changes or actions, including those relating to regulation of insurance products and of insurance companies;
(8) ratings assigned to PennCorp's insurance subsidiaries by independent rating organizations such as A.M. Best Company ("A.M. Best"), which the Company believes are particularly important to the sale of annuity and other accumulation products; (9) PennCorp's ability to successfully complete its Year 2000 remediation efforts; (10) the ultimate realizable value of Businesses Held for Sale; and (11) unanticipated litigation. There can be no assurance that other factors not currently anticipated by management will not also materially and adversely affect the Company.


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